Exhibit 2.3

                    ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made this 31st day of March, 2000, by and among NDC, INC., a Wisconsin corporation (being referred to hereinafter as "Seller"); MEGA MARTS, INC., a Wisconsin corporation (being referred to hereinafter as "Buyer"); and ROUNDY'S, INC., a Wisconsin corporation (being referred to hereinafter as "Roundy's");


                            RECITALS:

     WHEREAS, Seller owns and operates a grocery supermarket at 6312 South 27th Street, Oak Creek, Wisconsin, 53154 (being hereinafter referred to as the "Store" and the business conducted in the Store being hereinafter referred to as the "Business");

     WHEREAS, pursuant to a Stock Purchase Agreement dated March 31, 2000, by and among Roundy's and the stockholders (the "Mega Shareholders") of Buyer (the "Stock Purchase Agreement") Roundy's will purchase 100% of the outstanding stock of Buyer from the Mega Shareholders resulting in Buyer becoming a wholly-owned subsidiary of Roundy's, and Roundy's is therefore willing to join with Buyer as a party to this Agreement and guaranty the obligations of Buyer hereunder;

     WHEREAS, Seller desires to sell and Roundy's desires to cause Buyer to purchase the Business and substantially all of Seller's assets used in the conduct of the Business at the Store upon the terms and conditions set forth in this Agreement; and

     WHEREAS, at the Closing, Seller intends to transfer this Agreement and substantially all of its other assets (except the tangible and intangible assets of the Tri City True Value Hardware Store and vehicles) to a newly-formed limited liability company (the "Seller's LLC"), and thereafter to liquidate and dissolve, transferring ownership of the Seller's LLC to the shareholders of Seller ("NDC Shareholders"); Seller has requested that the NDC Shareholders not be made parties to this Agreement, and Roundy's and Buyer are willing to accede to that request and to permit Seller to liquidate and transfer its assets and this Agreement to the Seller's LLC only on the condition that the Seller's LLC assume all of the obligations and liabilities of NDC under this Agreement, agree to be bound thereby, and agree to the other terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


     AGREEMENT:

     1.   SALE OF ASSETS.

          (a) Assets Sold. On the Closing Date (as hereinafter defined), subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase only the following designated assets of Seller (collectively the "Purchased Assets"):

               (i) Inventory. All inventory, including video tapes, owned by Seller and held for sale (or rental) in the ordinary course of business at the Store as of the Effective Time (as hereinafter defined), to the extent such inventory is usable, saleable, and not outdated or damaged (the "Inventory");

               (ii) Store Cash and Other Current Assets. All operating cash on hand and located in the Store as of the Effective Time, together with the following other current assets (the "Cash on Hand"):

                    A.   all food stamps;

                    B.   deposits in transit to the bank accounts of Buyer;

                    C.   vouchers representing receivables from customers;

                    D.   Coinstar vouchers;

                    E. unsold gift certificates and gift certificate receivables;

                    F.   debit and credit card receivables;

                    G. notes receivable from two employees that are being repaid through payroll deductions;

                    H.   unsold lottery tickets;

                    I.   bus passes; and

                    J.   vendor rebates receivable.

               (iii)     Trademarks, Trade Names and Other
     Intellectual Property. All intellectual property associated with the Business (including but not limited to all trademarks, service marks, trade names, pending trademark, service mark and trade name applications and registrations, copyrights, and any interest Seller may have in or to any of the "Intangible Rights" of Buyer and/or Roundy's, as that term is defined in the Stock Purchase Agreement ("Intellectual Property");

               (iv) Equipment. All fixtures, equipment, furniture, machinery, tools, racks, partitions, shelving, exterior signs, refrigeration equipment, leasehold improvements, software, computer hardware, terminals and peripheral equipment and scanning systems owned by Seller or in which Seller has any interest, including any leasehold interest, located at the Store and used in the operation of the Business (the "Equipment");

               (v) Assigned Contracts. All right, title and interest of the Seller in, to and under the "Assigned
     Contracts" (as hereinafter defined);

               (vi) Permits. Only to the extent transferable, all right, title and interest of Seller in, to and under all transferable licenses, permits, orders, certificates, approvals and other government authorizations owned by Seller exclusively in connection with Seller's occupancy or operation of the Store;

               (vii) Other Personal Property. All other personal property of every nature or description owned by Seller and used primarily in the operation of the Business, including, but not limited to, all store supplies, general intangibles, and the goodwill and going concern value of the Business.

          (b) Excluded Assets. Except for those assets specified in Section 1(a) above, the Buyer shall not purchase or acquire any assets, rights, interests and other properties of the Seller (the "Excluded Assets"), including, without limitation, the following:

               (i) Cash and Cash Equivalents. All cash and cash equivalents other than Cash on Hand, including all bank deposits, checking and saving accounts and the like (other than deposits in transit described in paragraph 1(a)(ii)B);

               (ii) Prepaid Expenses. All prepaid expenses relating to the Store other than prorated prepaid expenses
     (the "Prepaid Expenses") and all refunds and deposits of Seller;

               (iii)     Roundy's Stock.  All stock of Roundy's,
     Inc. owned by the Seller;

               (iv) Corporate Records. All corporate and financial books and records, Seller's corporate charter and similar items;

               (v) Life Insurance Policies. All life insurance policies owned by Seller;

               (vi)      Real Property.  Any real property owned
     by the Seller, including the improvements thereon;

               (vii)     Tax Refunds.  The right to any of the
     Seller's claims for any federal, state, local or foreign tax refunds relating to, or arising out of, the conduct of the Business prior to the Effective Time;

               (viii)    Tri City Stock.  All stock of Tri City
     Bankshares Corporation owned by the Seller;

               (ix) Hardware Store. All tangible and intangible assets of the Tri City True Value Hardware Store located at
     6312 South 27th Street, Oak Creek, Wisconsin;

               (x)  Receivables.  All notes receivable from NDC
     Shareholders, and the "PECFA" receivable from the State of Wisconsin; and

               (xi) Non-Operating Assets. All of Seller's corporate office assets, including, without limitation, those assets listed on Section 1(b)(vii) of the Disclosure
     Schedule.

          (c) Assignment and Assumption of Contracts. The "Assigned Contracts" consist of all of those leases, subleases, contracts and agreements that are set forth on Section 6 (l) of the Disclosure Schedule hereto and which are designated thereon as "Assigned Contracts." At the Closing, effective as of the Effective Time (as hereinafter defined), Seller will assign and transfer to Buyer all of Seller's right, title and interest in, to and under the Assigned Contracts, and Buyer will assume, perform and discharge all of Seller's obligations and liabilities arising after the Effective Time (and attributable to time periods after the Effective Time) under the Assigned Contracts (hereinafter "Contract Liabilities"); provided, that the Contract Liabilities assumed by Buyer shall not in any event include:

               (i)  except as provided in Section 1(d), any
     liability or obligation of Seller under any employment agreement, collective bargaining agreement, agreements, plans or arrangements concerning employee bonuses, insurance, or other agreement with any employee, officer, or shareholder of Seller; or any other liability or obligation of any nature whatsoever of Seller to any employee or former employee, whether pursuant to contract, arising by operation of law, or otherwise to the extent they relate to matters prior to the Effective Time; or

               (ii) any liability or obligation attributable to or arising as a result of any breach, violation, or non-performance of any Assigned Contract by Seller prior to and through the Effective Time, including, without limitation, any breach or violation arising as a result of the transactions contemplated by this Agreement.

          (d)  Assumption of Employee Accruals, Retirement Plan
Contributions, and Tenant Receivables Liability.   Buyer will
assume the liability of Seller (i) for employee bonuses, vacation and sick pay due from Seller to the "Transferred Employees" (as that term is defined in Section 11(b)), but only in the amount and to those persons for which Buyer receives a credit as provided in Section 11(b) herein (the "Assumed Employee Accruals"), (ii) for contributions to Seller's Profit Sharing and 401(k) Retirement Savings Plan on behalf of the Transferred Employees (as that term is hereinafter defined) for the period from January 1, 2000 through the Closing Date, in an amount equal to four and one-half percent (4.5%) of compensation paid to the Transferred Employees from January 1st, 2000 through the Closing Date ("Accrued Retirement Plan Contributions") and (iii) represented by the account on Seller's books called "Tenant Receivables," consisting of amounts owed by Seller as of the Effective Time to Aurora Pharmacy, Inc. under the contracts with those parties that are included among the Assigned Contracts, but only in the amount for which Buyer receives a credit as provided in Section 11(c) herein (the "Tenant Receivables Liability").

          (e) Execution of New Lease. At the Closing, Seller will, and Roundy's will cause Jondex Corp. to, enter into a lease of the Store site, in substantially the form attached hereto as
Exhibit 1(e) (the "New Lease"). In connection with the New Lease, Seller will at the Closing execute and deliver to Roundy's, for the benefit of Roundy's lenders, a Landlord's Consent substantially in the form of that attached hereto as
Exhibit 1(e)(i).


     2.   LIABILITIES.

          (a) Except for the Contract Liabilities expressly assumed by Buyer under Section 1(c) above and the Assumed Employee Accruals, Accrued Retirement Plan Contributions and Tenant Receivables Liability assumed by Buyer pursuant to Section 1(d) above, Buyer shall not in any manner assume nor be liable or responsible for any of the liabilities, debts, or obligations of Seller or any NDC Shareholder, of any nature whatsoever, including, but without limiting the generality of the foregoing, the following:

                         (i) Past, current and future liabilities and obligations of Seller for federal, state or local taxes of any nature, including, without limitation, any interest, penalties, additions to tax or costs of defense, and including any taxes occasioned by the sale contemplated by this Agreement, except for personal property taxes to be pro-rated between Buyer and Seller as provided in Section 11 hereof; or

               (ii) Liabilities or obligations of Seller of any nature to employees or former employees relating to services performed prior to the Effective Time, including, without limitation, liabilities or obligations for wages, withholding and employment taxes, vacation, sick pay, bonuses, severance pay, retirement, and fringe benefits incurred prior to and through the Effective Time, except for Assumed Employee Accruals.

          (b) Seller shall pay and discharge, when due, any and all of the debts, liabilities and obligations of Seller which are not assumed by Buyer.

     3. PURCHASE PRICE. The purchase price to be paid by Buyer to Seller for the Purchased Assets shall be Nine Million Five Hundred Thousand Dollars ($9,500,000), plus an amount equal to
(i) the Cash on Hand and (ii) the value of the Inventory and store supplies (in each case as valued and determined in accordance with Section 5 hereof) as of the Effective Time, and adjusted by the prorations and credits provided for in Section 11 hereof (the "Purchase Price").

     4.   PAYMENT AND ALLOCATION OF PURCHASE PRICE.

          (a) Buyer shall pay the Purchase Price to Seller as follows:

               (i) At Closing, the sum of $9,500,000 plus the parties' good faith estimate of the portion of the Purchase
     Price attributable to Cash on Hand and the Inventory
     ("Estimated Cash and Inventory Value") shall be paid by wire transfer of immediately available funds to an account designated by Seller;

               (ii) Upon the final determination of the value of the Cash on Hand and Inventory as contemplated by Section 5 hereof, and the approval by Seller and Buyer of the final closing statement, an amount equal to the difference between the amount so determined (as further adjusted by the prorations and credits provided for in Section 11) and the Estimated Cash and Inventory Value shall be paid by Buyer to Seller, or repaid by Seller to Buyer, as appropriate.

          (b)  The Purchase Price shall be allocated as follows:

               (i) A portion of the Purchase Price equal to the Cash on Hand, as determined pursuant to Section 5 hereof, shall be allocated to cash and the several items included within the definition of Cash on Hand as provided in paragraph 1(a)(ii)B;

               (ii) A portion of the Purchase Price equal to the value of the Inventory, as determined pursuant to Section 5 hereof, shall be allocated to Inventory and store supplies;

               (iii)     $1,050,000.00 shall be allocated to
     property and equipment;

               (iv) $850,000.00 shall be allocated to leasehold improvements.

               (v) The remainder of the Purchase Price shall be allocated to goodwill and the going concern value of the Business.

          The parties agree that they will file any reports required to be filed (including, without limitation, I.R.S. Form
8594) under Section 1060 of the Internal Revenue Code of 1986, as amended, consistent with the foregoing allocation and will not take a position for income tax purposes which is inconsistent with this Agreement.

     5.   PHYSICAL INVENTORY; DETERMINATION OF INVENTORY PRICE;
          CLOSING.

          (a) The transactions contemplated hereby will be closed, and the sale and purchase of the Purchased Assets thereby consummated, on March 31, 2000 or such other date as the parties may mutually agree upon (the "Closing" or "Closing Date"). If the Closing Date is March 31, 2000, the Closing will be deemed effective for all purposes as of 11:59 p.m. on April 1, 2000 ("Effective Time"). If the Closing Date is a date other than March 31, 2000, the Effective Time will be such as the parties mutually agree upon. This transaction shall be closed at the offices of Whyte Hirschboeck Dudek S.C., 111 East Wisconsin Avenue, Milwaukee, Wisconsin, or at such other place as the parties may mutually agree.

          (b) Inventory will be valued at its cost to Seller consistent with the Company's historical methods for calculating inventory values described in Section 5(b) of the Disclosure Schedule, based on a physical inventory at the Store, to be taken by Badger Inventory Services, Inc. (the "Inventory Service"), on a date mutually agreed upon by Buyer and Seller, at or as near as practicable to the Closing Date (the cost of the physical inventory to be borne by Seller). The complete inventory prepared by the Inventory Service shall be prepared in accordance with the usual and customary practices of the industry and shall show the total cost of such Inventory determined in the manner provided above.

          (c) For purposes of this Agreement (including Section 3 hereof) the several components of Cash on Hand will be valued at their face amounts in a manner consistent with Seller's past practice, except that deposits in transit will be included only to the extent of amounts not reflected as part of the Closing Date Net Book Value of Buyer for purposes of Section 3 of the Stock Purchase Agreement. Seller will provide Buyer with schedules setting forth in reasonable detail the components of Cash on Hand and the values thereof.

          (d) Buyer shall be given physical possession of the Store and the Business at the Closing Date, but all revenue earned and expense incurred by the Business through the Effective Time will be for the account of the Seller. All revenue earned and expense incurred after the Effective Time shall be for the account of the Buyer.

     6.   REPRESENTATIONS AND WARRANTIES OF SELLER.

          To induce Buyer and Roundy's to enter into this Agreement, Seller makes the following representations and warranties:

          (a) Corporate Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Seller is current in all filings necessary to maintain its corporate existence under Wisconsin law and no proceedings have been filed or are pending for its dissolution or winding up. Seller has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted.

          (b) Authorization, Validity. Seller has all requisite power and authority to enter this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the NDC Shareholders and Seller's Board of Directors. This Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except that the enforceability of this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and limitations on the availability of the remedy of specific performance and other equitable relief. No claim, action, suit, proceeding, arbitration, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal is now pending or, to the Knowledge of Seller, threatened, against or relating to Seller which would adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any other agreement or instrument to be executed or delivered by the Seller hereunder.

          (c) Compliance. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of Seller;
(ii) breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under or an event which would give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent of or the giving of any notice to any third party under, any material note, bond, indenture, credit facility, mortgage, security agreement, lease, license, franchise, permit or other agreement, instrument or obligation to which Seller is a party, or by which Seller or any of its properties or assets may be bound, or give rise to the creation of any Encumbrance upon the properties or assets of Seller; (iii) violate or conflict with any law, statute, rule, regulation, ordinance, code, judgment, order, writ, injunction, decree or other requirement of any court or of any governmental body or agency thereof applicable to Seller or by which any of its properties or assets may be bound; or (iv) require any registration or filing by Seller with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by Seller to, any governmental or regulatory body, agency or authority, other than the HSR Filings and applications, approvals, or consents relating to the transfer of any "Licenses"
(as defined in Section 6(j) below).          (d)  Financial
Statements . Seller has heretofore delivered to Buyer copies of the unaudited financial statements of the Business for the fiscal years ended December 28, 1996, January 3, 1998 and January 2, 1999, and unaudited interim financial statements for the period ended October 2, 1999. The aforesaid financial statements, including all notes thereto, are herein referred to collectively as the "Financial Statements." The Financial Statements (i) have been prepared from and are consistent with the books and records of Seller, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby (provided, that as unaudited financial statements, the Financial Statements do not reflect customary year end adjustments and accruals and lack footnote disclosure and other presentation items), and (iii) fairly and accurately present the financial condition and results of operations of the Business as of the dates, and for the periods, stated therein.

          (e) Absence of Certain Changes or Events . Except as set forth in Section 6(e) of the Disclosure Schedule, since January 2, 1999, Seller has carried on the Business in the ordinary course and consistent with past practice. Except as set forth in Section 6(e) of the Disclosure Schedule, or as expressly contemplated by this Agreement, with the regard to the Business, since October 2, 1999, Seller has not:

               (i) suffered any damage, destruction or loss, whether or not covered by insurance, affecting the Purchased
     Assets or the Business, exceeding $10,000 individually or $25,000 in the aggregate;

               (ii) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the Purchased Assets;

               (iii)     experienced any material adverse change
     in the financial condition, results of operations, cash flows, assets, liabilities, or operations of the Business;

               (iv) made any change in any accounting principle or practice or in its method of applying any such principle or practice, relating to the Business; or

               (v) entered into any agreement or commitment to do any of the foregoing.

          (f)  Legal Proceedings.   Except as set forth in
Section 6(f) of the Disclosure Schedule and except for claims, suits, actions or proceedings alleging personal injury or property damage where the amount claimed or reasonably estimated to be at issue in each case is less than $25,000 and Seller's insurance carrier has assumed the defense thereof, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), or claims (including without limitation, worker's compensation claims) pending or, to the Knowledge of Seller, any governmental investigations or audits pending, nor to the Knowledge of Seller, are any of the foregoing threatened, against Seller involving the Purchased Assets or the Business. There are no such suits, actions, proceedings, or claims pending, or, to the Knowledge of Seller, any governmental investigations or audits pending, nor, to the Knowledge of Seller, are any of the foregoing threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which Seller is a party, or involving the Purchased Assets or the Business, which is unsatisfied or which requires continuing compliance therewith by Seller.

          (g)  Taxes.

               (i) Except as set forth in Section 6(g) of the Disclosure Schedule, all returns and reports relating to Taxes (as hereinafter defined) which are required to be filed with respect to Seller on or before the date hereof or which will be required to be filed on or before the Closing Date have been, or will be, duly and timely filed. Except as set forth in Section 6(g) of the Disclosure Schedule, all Taxes as shown by such returns and reports to be due and payable, or levied, assessed or imposed on the Business or Seller through the Closing Date (except for those which by their terms are not yet due and payable, or those which are being contested in good faith by appropriate proceedings) have been, or will be, paid. Except as set forth in Section 6(g) of the Disclosure Schedule, there are no actions or proceedings currently pending or, to the Knowledge of Seller, threatened against Seller by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted or, to the Knowledge of Seller, threatened, against Seller, and there are no matters under discussion by Seller with any governmental authority regarding claims for the assessment or collection of Taxes against Seller. There are no Tax liens on any of the Purchased Assets (other than any lien for current Taxes not yet due and payable).

               (ii) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean and include any and all foreign, national, federal, state, local, or other taxes, charges, duties, fees, levies or other assessments, payments-in-lieu of taxes, social security obligations, deficiencies, fees, export or import duties, or other governmental charges, including, without limitation, income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, any installment payment for taxes and contributions or other amounts determined with respect to compensation paid to directors, officers, employees or independent contractors, from time to time imposed by or required to be paid to any governmental authority (and including any additions to tax thereon, penalties for failure to pay any Tax or make any deposit or file any return or report, and interest on any of the foregoing).
          (h)  Title to Assets, Properties and Related Matters .

               (i) Purchased Assets. The Purchased Assets are free and clear of all security interests, encumbrances, liens, mortgages, pledges, charges, conditional sale or title retention agreements and restrictions, except liens for personal property taxes not yet due and payable, and those security interests described in Section 6(h)(i) of the Disclosure Schedule for which full and complete releases will be obtained by Seller at or prior to the Closing. Except as set forth in Section 6(h)(i) of the Disclosure Schedule, there are no currently effective Uniform Commercial Code financing statements of record covering any of the Purchased Assets.

               (ii) Real Property. Seller's LLC is the owner of the premises comprising the Store location (the "Real Property"). Seller's LLC has good and marketable title in fee simple to the Real Property, including all structures, plants, improvements, systems and fixtures thereon (except to the extent the same consist of leasehold improvements included among the Purchase Assets hereunder), free and clear of all Encumbrances whatsoever, except (i) as specifically disclosed in Section 6(h)(ii) of the Disclosure Schedule, (ii) liens for Taxes not yet delinquent or due and payable, and (iii) easements, rights-of-way and similar covenants and restrictions of record and municipal and zoning ordinances and building use restrictions filed of record which do not in any material way impair the use of such property in the manner currently used or impair the Seller's good and marketable title to such Real Property. Except as set forth in Section 6(h)(ii) of the Disclosure Schedule, none of the structures, plants, buildings, improvements or systems located on the Real Property encroaches on any real property owned by others. Except as set forth in Section 6(h)(ii) of the Disclosure Schedule, neither the Real Property nor any portion thereof is subject to any sublease, license, or other agreement, arrangement or understanding for its use or occupancy by any person other than Seller.

               (iii) Real Property Representations. Except as set forth in Section 6(h)(iii) of the Disclosure Schedule, no work has been performed on or with respect to or in connection with the Real Property that would cause the Real Property to become subject to any mechanics', materialmen's, workmen's, repairmen's, carriers' or similar liens aggregating in excess of $15,000. The structures, plants, improvements, systems and fixtures (excluding storage tanks or other impoundment vessels, whether above or below ground) located on the Real Property conform with all Federal, state and local statutes and laws and all ordinances, rules, regulations and similar governmental and regulatory requirements applicable to their current uses (except as set forth in Section 6(h)(iii) of the Disclosure Schedule, and except for Environmental Laws which are addressed exclusively in Section 6(r)) and are in good operating condition and repair, ordinary wear and tear excepted. The Real Property, in view of the purposes for which it is currently used, conforms with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements; to the Knowledge of Seller, current, valid certificates of occupancy (or equivalent governmental approvals) have been issued for the Real Property to the extent required by law; and Seller has no Knowledge of any proposed material change in any such governmental or regulatory requirements or in any such zoning requirements. Except as set forth in Section 6(h)(iii) of the Disclosure Schedule, all existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are in good operating condition and repair, ordinary wear and tear excepted. Seller has all easements, rights-of-way and similar rights necessary to conduct the Business as presently conducted and to use the Real Property as currently used, including, without limitation, easements and licenses for pipelines, power lines, water lines, roadways and other access. All such easements and rights are valid, binding and in full force and effect, any amounts due and payable thereon to date have been paid or have been fully accrued for in the books and records of Seller, neither Seller nor any other party thereto is in default thereunder, and there exists no event or condition affecting Seller or any other party thereto, which, with the passage of time or notice or both, would constitute a material default thereunder. No such easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement.

               (iv)      Personal Property.  All items of
     personal property included among the Purchased Assets (as well as any that are leased pursuant to any of the Assigned Contracts) are in good operating condition and repair, ordinary wear and tear excepted, are physically located at or about the Real Property, and are owned outright by Seller, or validly leased by the Seller. No such item of personal property is subject to any sublease, license or other agreement, arrangement or understanding for its use by any person other than Seller. The maintenance and operation thereof has complied with all applicable laws, regulations, ordinances, contractual commitments and obligations. Except as set forth in Section 6(h)(iv) of the Disclosure Schedule or as disclosed in the Financial Statements, no item of tangible personal property with a fair market value exceeding $10,000 owned or used by Seller is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind; as to each item of personal property subject to any such agreement or arrangement, Section 6(h)(iv) of the Disclosure Schedule sets forth a brief description of the property in question and the underlying obligation.

          (i)  Computer Software .   All computer software used
by Seller or installed on any computers owned or used by Seller is either (i) owned by Seller or (ii) used pursuant to valid and effective licenses from the owners thereof. Seller is not in material breach or default under any of such licenses, and has not received any notice suggesting or alleging that any such material breach or default has occurred or that Seller is using or has used any computer software without an appropriate license therefor.

          (j)  Licenses, Permits, Authorizations and Consents .

               (i) Section 6(j) of the Disclosure Schedule sets forth all material approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities, whether foreign, federal, state or local (collectively, "Licenses") used in or required for the conduct of the Business. Each of the Licenses is in full force and effect. Seller has complied with all of the terms, conditions and requirements imposed by each of the Licenses, except where the failure so to comply would not have a Material Adverse Effect. Seller has not received any notice of, and Seller has no Knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such permit, license, exemption, consent, authorization or approval, except as set
     forth in Section 6(j) of the Disclosure Schedule.   The
     Licenses set forth in Section 6(j) of the Disclosure
     Schedule include all Licenses which are required for the ownership of the Purchased Assets or the conduct of the Business as it is presently conducted, except for Licenses the absence of which would not have a Material Adverse Effect. Licenses required under the Environmental Laws are addressed exclusively in Section 6(r).

               (ii) Except as set forth on Section 6(j) of the Disclosure Schedule and except for the filing of notices with the appropriate authorities under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Filings") and the expiration of the waiting periods thereunder, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or agency, whether federal, state or local, is required in connection with the execution or delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby. Except as set forth in
     Section 6(j) of the Disclosure Schedule, no consent of any other entity, agency or person is required in connection with the execution or delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby, including, without limitation, consents from any party to any Contract (whether or not an Assigned Contract) to which Seller is a party, or which is applicable to the Business or the Purchased Assets.

          (k)  Patents, Trademarks, Etc.   Section 6(k) of the
Disclosure Schedule sets forth a complete and correct list of all Intellectual Property. Except as set forth on Section 6(k) of the Disclosure Schedule, Seller has the right to use all of the Intellectual Property, including, but not limited to the name "Mega Food Center," in the Business as and where the same is currently conducted, and the use of such Intellectual Property in the conduct of the Business as and where the same is currently conducted does not conflict with the rights of others in any manner. Except as set forth in Section 6(k) of the Disclosure Schedule, there are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense the Intellectual Property. Seller has not received any notice or claim that any of the Intellectual Property infringes upon or conflicts with the rights of any other person. Except as set forth in Section 6(k) of the Disclosure Schedule, to the Knowledge of Seller, there is no infringement or violation by any other person of Seller's rights in any of the Intellectual Property.

          (l) Leases, Contracts, Etc . All leases, subleases, maintenance agreements, service agreements and all other agreements of any nature, whether written or oral, affecting the Store or the Business or the Purchased Assets (collectively "Contracts"), other than Purchase Orders (as hereinafter defined), are listed on Section 6(l) (or on Sections 6(k) or 6(m)(i)) of the Disclosure Schedule. Except as set forth on
Section 6(l) (or on Sections 6(k) or 6(m)(i)) of the Disclosure Schedule, for Purchase Orders, and for other contracts, arrangements or understandings that would have been required to be identified on any of the foregoing sections of the Disclosure Schedule but for the fact that they were excepted from disclosure pursuant to the terms of the applicable Section of this Agreement, and except for agreements between the Seller and Buyer, Seller is not a party to or subject to any Contract that relates to the Business or Purchased Assets, including without limitation any of the following:

               (i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, other than Purchase Orders, which involves annual expenditures or receipts by Seller of more than $25,000;

               (ii) any personal property lease wherein the property leased has a fair market value exceeding $25,000 or the total annual rental payments in any year exceed $10,000;

               (iii)     any lease or sublease (as lessor or
lessee) of real property;

               (iv) any license agreement other than software licenses described in clause (i) of the first sentence of
     Section 6(i) hereof;

               (v) any contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice involving annual payments not exceeding
     $15,000 in each case;

               (vi)      any note, bond, indenture, credit
     facility, mortgage, security agreement or other instrument or document relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the Purchased
     Assets;

               (vii)     any contract, arrangement or
     understanding granting to any person the right to use any material item of the Purchased Assets; or

               (viii)    any outstanding offer or commitment to
     enter into any contract or arrangement of the nature described in subsections (i) through (vii) of this Section
     6(l).

     For purposes of this Agreement "Purchase Orders" shall mean those purchase orders of Seller relating to the Business and other contracts and commitments issued or entered into by Seller relating to the Business to or with its suppliers and vendors for the purchase of goods, products and supplies in the ordinary course of business and on Seller's standard terms and conditions.

     Seller previously has delivered to the Buyer and Roundy's complete and correct copies of each written Contract (and any amendments thereto), and Section 6(l) of the Disclosure Schedule also contains a complete and correct description of each oral Contract to which Seller is a party or bound which is required to be disclosed on Section 6(l) of the Disclosure Schedule. Except as set forth in Section 6(l) of the Disclosure Schedule, (i) each Assigned Contract is in full force and effect; (ii) neither Seller nor (to the Knowledge of Seller) any other party is in material default under any Assigned Contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Seller or (to the Knowledge of Seller) by any other party under any Assigned Contract; and (iii) there are no material disputes or disagreements between Seller and any other party with respect to any Assigned Contract.

          (m)  Employees .

               (i) Seller previously has delivered to the Buyer a schedule setting forth the names of all current salaried and hourly employees of the Business and their current salary or hourly rates. Except as set forth in Section 6(m) of the Disclosure Schedule, Seller has accrued on its books and records all obligations for salaries, vacations, benefits and other compensation with respect to its employees and any of its Former Employees (as hereinafter defined), to the extent required by GAAP, including, but not limited to, severance, bonuses, incentive and deferred compensation. Except as disclosed in Section 6(m) of the Disclosure Schedule, Seller does not currently offer, nor has it ever offered, retiree health or insurance benefits to employees or Former Employees (as hereinafter defined) of the Business, and the Seller has no liabilities (contingent or otherwise) with respect thereto. Complete and correct copies of all material written agreements with or concerning any employee (or any Former Employee) of the Business, including, without limitation, union and collective bargaining agreements, and all employment policies, employee handbooks, and the like relating to the Business, and all amendments and supplements thereto, have previously been delivered to the Buyer, and a list of all such agreements, handbooks and policies is set forth in Section 6(m) of the Disclosure Schedule. Except as set forth in Section 6(m) of the Disclosure Schedule and except pursuant to the terms of any contract or agreement to which Seller is a party and which is listed in any Section of the Disclosure Schedule, since the latest Financial Statement, Seller has not
     (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the employees of the Business,
     (ii) provided any of the employees of the Business with any increased security or tenure of employment, (iii) increased the amounts payable to any of the employees of the Business upon the termination of any such person's employment, or
     (iv) amended any Benefit Plan (as hereafter defined) to provide improved benefits granted to or for the benefit of any of the employees of the Business under any Benefit Plan (as hereinafter defined).

               (ii) Since January 1, 1995, and to the Knowledge of Seller, prior to that date, Seller has complied at all times with all laws, statutes, rules and regulations applicable with respect to employees or employment practices in connection with the Business. In particular, Seller has, in connection with the Business, complied with all laws and statutes, and all rules and regulations applicable to and/or aiming at discriminatory practices (including, without limitation, discrimination based on race, age or gender), labor standards and working conditions, occupational health and safety, payment of minimum wages and overtime rates, worker's compensation, the withholding and payment of Taxes or any other kind of governmental charge from any kind of compensation, or otherwise relating to the conduct of employers with respect to employees or potential employees, and there have been no claims made or, to the Knowledge of Seller, threatened thereunder against Seller arising out of, relating to or alleging any violation of any of the foregoing, which claims, if resolved adversely to the Seller, would have a Material Adverse Effect. Seller has, in connection with the Business, complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and has complied with the paperwork provisions and anti-discrimination provisions of the INA, except where failure to comply would not have a Material Adverse Effect. Seller has obtained and maintained the employee records and I-9 forms in proper order as required by law. Except as set forth in Section 6(m) of the Disclosure Schedule, and except for routine grievances none of which, if resolved adversely to Seller, would, individually or in the aggregate, have a Material Adverse Effect, there are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the Knowledge of Seller, threatened between Seller and any employees or Former Employees of the Business; no organizational effort by any labor union or other collective bargaining unit is pending or, to the Knowledge of Seller, threatened with respect to any employees of the Business; and no consent of or any other action by or negotiation with any labor union or other collective bargaining unit is required in connection with or to consummate the transactions contemplated by this Agreement.

          (n)  Benefit Plans.

               (i) For purposes hereof, the term "Benefit Plan" shall mean each and every defined benefit and defined contribution plan, employee stock ownership plan, consulting or employment agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, severance pay plan, arrangement or practice, employee relations policy, practice or arrangement, retiree medical or life insurance benefits, and each other employee benefit plan, program or arrangement, which at any time has been maintained or contributed to by Seller for the benefit of or relating to any of the employees or to any former employee of the Business ("Former Employee") or his/her dependents, survivors or beneficiaries, whether written or oral, but not including any multi-employer benefit plans within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan").
     Section 6(n)(i) of the Disclosure Schedule contains a complete and correct list of all current Benefit Plans.

               (ii) Except as set forth on Schedule 6(n)(ii) of the Disclosure Schedule, each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") with respect to each plan and trust and each material amendment thereto; and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan. No Benefit Plan is a "voluntary employees beneficiary association" (within the meaning of Section 501(c)(9) of the Code) and there are no current "welfare benefit funds" relating to Employees or Former Employees within the meaning of Section 419 of the Code other than as set forth in
     Section 6(n)(ii) of the Disclosure Schedule. No event or condition exists which respect to any Benefit Plan that could subject Seller to any material Tax under Section 4980B of the Code (or under its predecessor statute, Section 162(k) of the Code). With respect to each Benefit Plan listed on Schedule 6(n)(i), Seller has heretofore delivered to the Buyer and Roundy's complete and correct copies of the following documents, where applicable: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, (v) the most recent independent appraisal in the case of an employee stock ownership plan, and (vi) the most recent actuarial report, if any, relating to the Benefit Plan.

               (iii)     Except as set forth on Schedule
     6(n)(iii) of the Disclosure Schedule, neither Seller nor any corporation or other trade or business under common control with Seller (as determined pursuant to Section 414(b) or (c) of the Code) (a "Common Control Entity") has maintained or contributed to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any Multi-Employer Plan. Seller has not completely or partially withdrawn from any Multi-Employer Plan and, except as set forth in Section 6(n)(iii) of the Disclosure Schedule, Seller would have no withdrawal liability under Title IV of ERISA if they were to withdraw as of the date hereof from any multi-employer plan to which Seller has contributed. To the Knowledge of Seller, no proceedings by the Pension Benefit Guaranty Corporation (the "PBGC") to terminate any Benefit Plan have been instituted or threatened. To the Knowledge of Seller: no event has occurred or condition exists which constitutes grounds for the PBGC to terminate any Benefit Plan; neither Seller nor any Common Control Entity is a party to or has any liability under any agreement imposing secondary liability on it as a seller of the assets of a business in accordance with
     Section 4204 of ERISA or under any other provision of Title IV of ERISA or other agreement; no contingent or other liability with respect to which Seller has, had or could have any liability exists under Title IV of ERISA to the PBGC or to any Benefit Plan. None of the Purchased Assets are subject to a lien under Sections 4064 or 4068 of ERISA. Except as set forth in Section 6(n)(iii) of the Disclosure Schedule, the Seller does not currently maintain or contribute to any plan subject to Title IV of ERISA or
     Section 412 of the Code (other than Multi-Employer Plans), and, except as set forth in Section 6(n)(iii) of the Disclosure Schedule, each such plan previously maintained or contributed to by Seller has been terminated in accordance with the provisions of the Code and ERISA and Seller does not have any actual or contingent liability associated with any such terminated plan, including, but not limited to, any future obligations or liability associated with (i) the solvency or ability to provide benefits of any insurance company providing annuity payments under such terminated plan, (ii) claims by participants resulting from any alleged breach of fiduciary duty in connection with the termination of any such terminated plan, or (iii) the disqualification of any such terminated plan. All contributions and payments required to be made to or with respect to each Benefit Plan (including contributions to union-sponsored pension or health and welfare plans) with respect to the service of employees or other individuals with or related to Seller prior to the date hereof have been made or have been accrued for in the Financial Statements, or, for periods after the most recent of the Financial Statements and through the Closing Date, will be accrued in the books and records of Seller, and will be accrued and reflected as liabilities on the Closing Balance Sheet and, except to the extent so accrued, Seller shall have no liability to or with respect to any Benefit Plan relating to such prior period.

          Except as set forth in Section 6(n)(iii) of the Disclosure Schedule, Seller does not provide, nor does it have any obligation to provide, post-retirement medical, life insurance or other benefits to employees or Former Employees or their survivors, dependents and beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or similar state medical temporary benefits continuation law. Except as set forth in
     Section 6(n)(iii) of the Disclosure Schedule, Seller will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement or other compensation agreement as a result of the consummation of the transactions contemplated by this Agreement, nor will the terms or Seller's liability or obligations under any such agreement be altered or increased as a result of such transactions.

               (iv) Except as set forth in Section 6(n)(iv) of the Disclosure Schedule: none of the Benefit Plans has been subject to a "reportable event," within the meaning of
     Section 4043 of ERISA (whether or not waived); there have been no "prohibited transactions", within the meaning of
     Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA; there have been no breaches of fiduciary responsibility within the meaning of Part 4 of Subtitle B of Title I of ERISA; and none of the Benefit Plans which are subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code and no event or set of conditions exist which could subject Seller to any material Tax under Section 4971 of the Code or a lien under
     Section 412(n) of the Code.

               (v) Each Benefit Plan has been administered to date in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. All reports and information required to be filed with the Department of Labor, the IRS, the PBGC or plan participants or beneficiaries with respect to any Benefit Plan have been timely filed; there is no dispute, arbitration, claim, suit or grievance pending or to the Knowledge of Seller, threatened, involving a Benefit Plan (other than routine claims for benefits). To the Knowledge of Seller, none of the Benefit Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency and there are no matters pending before the IRS, the Department of Labor, the PBGC or any other domestic or foreign governmental agency with respect to a Benefit Plan. There have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan. Seller will incur no liability or obligation to make any "parachute payment" (as that term is defined in Section 280G(b)(2) of the Code) to any of the employees prior to the Closing or in connection with the transactions contemplated hereby. No event or set of conditions exist which would subject Seller to any material Tax under Sections 4972, 4974-76, 4979, 4980, 4999 or 5000 of the
     Code.

          (o) Compliance with Applicable Law . Except as set forth in Section 6(o) of the Disclosure Schedule, Seller has complied with all applicable foreign or domestic laws and statutes and all ordinances, codes, rules, regulations, judgments, orders, injunctions, writs or decrees of any Federal, state, local or foreign court or any governmental body or agency thereof to which Seller may be subject in connection with the Business or which are applicable to the Business (as it is currently conducted) or the Purchased Assets (except for the Environmental Laws, which are addressed exclusively in Section 6(r)). Seller has not received any written notice alleging any such violation.
               (p) Inventories. Except for Inventory which has been written down on the books of Seller to its net realizable value, or is eligible to be returned to the vendors thereof, the Inventory is of merchantable and salable quality and is not damaged or outdated. The quantities of Inventory on hand are such that they can reasonably be expected (on the basis of Seller's past experience) either (i) to be sold within the time period remaining prior to the expiration of their applicable date codes, or (ii) to be able to be returned to the vendors thereof.
          (q)  [intentionally left blank]

          (r)  Environmental Matters .

               (i) No Hazardous Substances. Except as set forth in Section 6(r)(i) of the Disclosure Schedule, and except for Hazardous Substances (as hereinafter defined in Section 6(r)(iii)) generated, stored, treated, manufactured, refined, handled, produced, disposed of or used by Seller in the ordinary course of its business, in compliance with the requirements of currently applicable laws, rules and regulations or otherwise in a manner which would not give rise to any liabilities or obligations under such laws, rules and regulations (i) the Seller has not caused there to be, nor to the Knowledge of the Seller are there, any Hazardous Substances in, on or under any of the Real Property; (ii) the Real Property has not been designated, restricted or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances; (iii) no Hazardous Substances have been generated, used, stored, treated, manufactured, refined, handled, produced or disposed of in, on or under, and no Hazardous Substances have been transported, released or disposed of at, from or to, the Real Property by Seller or by any persons or agents operating under the control, direction and supervision of Seller including, without limitation, all employees, agents and contractors of Seller; and (iv) Seller has not received any written or oral governmental notice, order, inquiry, investigation, environmental audit or assessment or any lien, encumbrance, decree, easement, covenant, restriction, servitude or proceeding concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from or to, the Real Property. Section 6(r)(i) of the Disclosure Schedule contains a list of all above ground or underground tanks used for the storage of Hazardous Substances on or below the surface of the Real Property;

               (ii) Compliance with Environmental Laws. Except as disclosed in Section 6(r)(ii) of the Disclosure Schedule, and except for conditions that are not attributable to any act or omission of the Seller and of which the Seller has no Knowledge, (i) neither Seller nor the Real Property (including storage tanks or other impoundment vessels, whether above or below ground) are in material violation of, or subject to any material liabilities as a result of any past or current violations of, any existing federal, state or local law (including common law), statute, ordinance, rule or regulation of any federal, state or local governmental authority relating to occupational health and safety or relating to pollution or protection of the environment, including, without limitation, statutes, laws, ordinances, rules and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws"); and (ii) no material expenditures are required in connection with the operation of the Business as presently conducted in order to comply with any Environmental Laws. Except as disclosed in Section 6(r)(ii) of the Disclosure Schedule, Seller and the Real Property have in all material respects passed all inspections conducted by applicable governmental authorities and regulatory bodies in connection with the matters described in the preceding sentence. The Seller has all approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities required under any Environmental Laws (collectively, "Environmental Permits"), except for Environmental Permits the lack of which could not give rise to any material obligation or liability on the part of the Seller or otherwise have any Material Adverse Effect, nor impair the ability of the Seller to conduct any material aspect of the Business at any one or more of its locations. Each of the Environmental Permits is in full force and effect. The Seller has complied with all of the terms, conditions and requirements imposed by each of the Environmental Permits, except where the failure so to comply would not have a Material Adverse Effect. The Seller have received no notice of, and has no Knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such Environmental Permit. All cleanup, removal and other remediation activities carried out by Seller or by agents of Seller at the Real Property have been conducted in material compliance with all applicable Environmental Laws, and there is no basis for liability on the part of Seller as a result of such activities.

               (iii) Definition of "Hazardous Substances". For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material which, or the presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect of which, either by itself or in combination with other materials located on any of the Real Property, is defined or listed in, regulated or monitored by, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation applicable to the Real Property as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances." Hazardous Substances shall include, but not be limited to, (i)(A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any "regulated substance" as defined in the Solid Waste Disposal Act or
     (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws, (ii) petroleum and refined petroleum products, (iii) asbestos and asbestos-containing products, (iv) flammable explosives, (v) radioactive materials, and (vi) radon.

               (iv) This Section 6(r) contains the sole representations and warranties of the Seller with respect to any matters that relate to or are governed by Environmental
     Laws.

          (s) Disclosure. No representation or warranty made by Seller in this Section 6 (including, without limitation, any section of the Disclosure Schedule relating thereto), and no section of the Disclosure Schedule, certificate or other written document or instrument delivered or to be delivered by Seller, as applicable, pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent.

          (t) Reliance . The representations and warranties of Seller made in Section 6 of this Agreement are made by Seller with the knowledge and expectation that the Buyer and Roundy's are placing reliance thereon in entering into, and performing their obligations under this Agreement, and the same shall not be affected or deemed waived in any respect whatsoever by reason of any investigation heretofore or hereafter conducted or knowledge gained by or on behalf of the Buyer or Roundy's (including, without limitation, by any of their advisors, consultants or representatives and any information contained in any Phase I or Phase II or other environmental audit or investigation procured by or on behalf of the Buyer or Roundy's or otherwise) prior to the Closing, whether in contemplation of this Agreement or otherwise, or by reason of the fact that the Buyer or Roundy's or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate, or that any covenant or undertaking has been or might have been breached, at or prior to the Closing, and no claims by the Buyer or Roundy's with respect thereto shall be waived or otherwise affected as a result of such knowledge on the part of the Buyer or Roundy's (or any of their advisors, consultants or representatives) and Seller shall not raise any such matter as a defense to any claim by the Buyer or Roundy's for indemnification hereunder; provided that the Buyer or Roundy's shall provide the Seller with written notice of any fact, matter or circumstance of which the Buyer or Roundy's is or has become aware which would or which the Buyer or Roundy's reasonably believes might be considered to constitute a breach or violation of any representation, warranty, covenant or agreement of Seller in this Agreement.

          (u) Disclosure Schedule. Any information which is disclosed in the Disclosure Schedule or any other Schedule or Exhibit hereto shall be deemed to be disclosed for all Sections of this Agreement to which such disclosure is relevant. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties of Seller contained in this Agreement, other than creating specific, limited exceptions thereto which are directly responsive to the language of the applicable warranties and representations contained in this Agreement. Seller shall be entitled to amend the Disclosure Schedule prior to Closing; provided, however, (i) such amendments, if any, shall occur no later than the earlier of Closing or two days after the matter causing the amendment comes to the Knowledge of Seller, (ii) that such amendments may be made only to the extent that the Buyer and Roundy's approve the same (such approval not to be withheld in bad faith).

     7.   REPRESENTATIONS AND WARRANTIES OF ROUNDY'S.

          To induce Seller to enter into this Agreement, Roundy's makes the following representations and warranties:

          (a) Corporate Organization. Roundy's is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Roundy's is current in all filings necessary to maintain its corporate existence under Wisconsin law and no proceedings have been filed or are pending for its dissolution or winding up. Roundy's has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted.

          (b) Authorization. Roundy's has full corporate power and authority to execute, deliver and perform this Agreement.
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Roundy's, and no other corporate action on the part of Roundy's is necessary to approve and authorize the execution and delivery of this Agreement by Roundy's or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Roundy's and constitutes the valid and binding agreement of Roundy's enforceable in accordance with its terms, except that the enforceability of this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and limitations on the availability of the remedy of specific performance and other equitable remedies.

          (c) Consents and Approvals; No Violations. Except as set forth in Section 7(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of Roundy's,
(ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which Roundy's is a party, or by which Roundy's or any of its properties or assets may be bound, or result in the creation of any encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of Roundy's pursuant to the terms of any such instrument or obligation, (iii) except for the obtaining of the permits, licenses and approvals necessary to operate the Business as set forth in Section 7(c) of the Disclosure Schedule, violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, administration, agency or authority applicable to Roundy's or by which any of its properties or assets may be bound or (iv) except for the obtaining of the permits, licenses and approvals necessary to operate the Business as set forth in Section 7(c) of the Disclosure Schedule, require any filing by Roundy's with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by Roundy's to, any governmental or regulatory body, agency or authority, other than the HSR Filings (as defined in Section 6(j)(ii)) and the expiration of the waiting periods thereunder.

          (d) No Brokers or Finders. Neither Roundy's nor any of its officers, directors or employees, on behalf of Roundy's, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          (e) Financial Statements. Roundy's has provided to Seller true and complete copies of the financial statements of Roundy's consisting of (i) balance sheets of Roundy's as of January 2, 1999 and January 3, 1998 and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Deloitte & Touche LLP, independent auditors for Roundy's for such years and (ii) an unaudited balance sheet of Roundy's as of January 1, 2000 (the "Recent Balance Sheet"), and the related unaudited statements of income for the year then ended (including the notes and schedules contained therein or annexed thereto). All of the financial statements referred to in (i) and (ii) above (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Roundy's and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Roundy's as of the dates and for the years indicated.

          (f) Claims, Legal Actions. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment in progress or pending, or to the knowledge of Roundy's, threatened against or relating to Roundy's that would have a Material Adverse Effect on Roundy's, or on the transactions contemplated by this Agreement, nor does Roundy's know of any basis for the same. There are no applications, complaints or proceedings pending or, to the knowledge of Roundy's, threatened before any federal, state or local agency involving environmental issues relating to Roundy's under any federal, state or local environmental law or regulation which, if concluded adversely to Roundy's, would have a Material Adverse Effect on Roundy's. No order, writ, injunction or decree is in effect or, to the knowledge of Roundy's, is threatened with respect to Roundy's which would have a Material Adverse Effect on Roundy's.

          (g) Disclosure. To the knowledge of Roundy's, no representation or warranty by Roundy's in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Roundy's pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     8. CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller covenants and agrees that from the date of this Agreement to the Effective Time, except with the prior written consent of Roundy's or as otherwise specifically provided for by this Agreement, Seller shall, with respect to the Store and the Business:

          (a) carry on the Business in the normal and ordinary course in a manner consistent with the manner in which the Business has heretofore been conducted (including but not limited to maintaining the Store and all leasehold improvements and equipment contained therein in good condition, repair and working order, ordinary wear and tear excepted);

          (b) not enter into any material contract (other than for purchases of inventory and supplies in the usual and ordinary course of business upon terms consistent with past practices);

          (c) not encumber any of the Purchased Assets or enter into any transaction or make any commitment relating to the Purchased Assets or the Business, other than in the usual and ordinary course of business;

          (d) not hire any additional employees (except in the ordinary course of business and consistent with past practices) or grant any increase in the salaries or rates of pay of any employee (except for normal periodic merit or seniority increases under existing agreements or established policies and practices of Seller and consistent in amount and timing with Seller's prior practices), establish any new retirement or fringe benefit plan or grant any increase in benefits under any existing plan;

          (e) maintain all of its property, casualty, liability and other insurance in effect as of the date hereof; and

          (f) promptly pay when and as due all taxes, license fees, charges, franchises and contributions required to be paid by Seller to governmental agencies or taxing authorities, with respect to the operation of the Business, except where payment or the amount thereof is being contested in good faith in appropriate proceedings and adequate reserves therefor have been established.

     9. CONDITIONS TO OBLIGATIONS OF BUYER AND ROUNDY'S. Buyer and Roundy's obligation to purchase the Purchased Assets under this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Roundy's:

          (a) Representations and Warranties True. Each and every representation and warranty of Seller contained in Section 6 hereof, and in each certificate and other document delivered or to be delivered by Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate in all material respects as of the date when made and as of the Effective Time and the Closing Date as though such representation and warranty were made by Seller on the Closing Date.

          (b) Performance. Seller shall have performed and complied in all material respects with each and every covenant, obligation and condition required by this Agreement to be performed or complied with by it at or prior to the Closing.

          (c) No Proceedings or Litigation. As of the Closing, no suit, action, investigation, inquiry or other proceeding by or before any court or governmental body or other regulatory or administrative agency or commission shall be threatened, instituted or pending which questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby which in the written opinion of Buyer's counsel would make it imprudent to proceed with the transactions contemplated hereby.

          (d) No Injunction. As of the Closing, there shall not be any effective injunction, writ, preliminary restraining order or any order of any nature issued by a court, governmental or regulatory agency directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of any of the transactions contemplated hereby.

          (e) No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations, cash flows, assets, liabilities, business or operations of the Business during the period between January 2, 1999 and the Closing Date.

          (f)  Closing of Mega Marts Transaction.  The
transactions that are the subject of the Stock Purchase Agreement shall have been closed, contemporaneously with the Closing under this Agreement.

          (g) Consents, Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with any governmental body or agency thereof that are required in connection with the sale and transfer of the Purchased Assets to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and are identified on Section 9(g) of the Disclosure Schedule shall have been duly obtained or made in form and substance reasonably satisfactory to the Buyer and its counsel and shall be effective at and as of the Closing Date.

          (h) Permits, Licenses. Buyer shall have received all necessary permits, licenses, consents, approvals and the like from third parties and governmental and administrative agencies necessary for Buyer's conduct of the Business as presently conducted, except those the absence of which would not have a Material Adverse Effect.

          (i) Termination and Release Agreement. Roundy's, Seller and the Mega Shareholders shall have entered into an agreement among them, in form and substance satisfactory to them and their respective counsel, whereby all agreements (including the "Pick `N Save" trademark license and supply agreements) entered into between the parties (or their affiliates) prior to the date hereof (the "Existing Agreements") are terminated and the parties mutually release each other from and against any and all claims, demands, causes of action, liabilities, costs, expenses, or obligations (other than those arising out of this Agreement) that any party may have against any other arising out of or relating to the Existing Agreements or the business relationships existing between the parties (the "Termination and Release Agreement").

          (j) Deliveries at or Prior to Closing. Seller shall have delivered or caused to be delivered to Roundy's the following at or prior to the Closing, all in form and substance reasonably satisfactory to Roundy's counsel:

               (i) Copies of resolutions of Seller's Board of Directors and its shareholders authorizing the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, and authorizing Seller's officers, employees and agents to carry out and perform the terms and provisions hereof and thereof, certified by the corporate secretary of Seller;

               (ii) a closing certificate from the President or a Vice President of Seller certifying the fulfillment of the conditions set forth in this Section;

               (iii) a certificate of status of Seller issued by the Department of Financial Institutions of the State of Wisconsin, dated not more than twenty (20) days prior to the Closing Date;

               (iv) The written consents of all parties that are required for the assignment by Seller to Buyer of the Assigned Contracts;

               (v)  The New Lease duly executed by Seller;

               (vi)      the written opinion of Godfrey & Kahn,
     S.C., counsel for Seller, dated the Closing Date, in form and substance reasonably acceptable to Roundy's;

               (vii) All other instruments and documents required by this Agreement to be delivered by Seller to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request not inconsistent with the provisions hereof so as to effectively transfer to Buyer all of Seller's right, title and interest in and to the Purchased Assets as provided by this Agreement, including, without limitation:

         (A)  a warranty bill of sale for the Purchased Assets;

         (B)  an assignment of the Assigned Contracts; and

         (C)  assignments of the Intellectual Property.


     10. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller under this Agreement (other than those contained in Section 8) to be performed at or before the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by
Seller:

          (a) Representations and Warranties True. Each and every representation and warranty of Roundy's contained in
Section 7 hereof, and in each certificate and other document delivered or to be delivered by Roundy's or its representatives pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate in all material respects as of the date when made and as of the Closing Date as though such representation and warranty were made by Roundy's on the Closing Date.

          (b) Performance. Roundy's shall have performed and complied with each and every covenant, obligation and material condition required by this Agreement to be performed or complied with by it at or prior to the Closing.

          (c) No Proceedings or Litigation. As of the Closing, no suit, action, investigation, inquiry or other proceeding by or before any court or governmental body or other regulatory or administrative agency or commission shall be threatened, instituted or pending which questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby which in the written opinion of Seller's counsel would make it imprudent to proceed with the transactions contemplated hereby.

          (d) No Injunction. As of the Closing Date, there shall not be any effective injunction, writ, preliminary restraining order or any order of any nature issued by a court, governmental or regulatory agency directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of any of the transactions contemplated hereby.

          (e) Consents, Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the sale and transfer of the Purchased Assets to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Seller and its counsel and shall be effective at and as of the Closing Date.

          (f)  Closing of Mega Marts Transaction.  The
transactions that are the subject of the Mega Marts Stock
Purchase Agreement shall have been closed, contemporaneously with the Closing under this Agreement.

          (g) Deliveries at Closing. Buyer shall have delivered to Seller at the Closing:

               (i) that portion of the Purchase Price payable at the Closing;

               (ii) the Termination and Release Agreement duly executed by Buyer and Roundy's, as appropriate;

               (iii) a closing certificate from the President or a Vice President of Buyer and Roundy's certifying the fulfillment of the conditions set forth in this Section 10;
     and

               (iv) The New Lease duly executed by Jondex Corp.
     11.  PRORATIONS and ACCRUALS.

          (a) Personal property taxes applicable to the Purchased Assets for the year (or other period) in which the Effective Time occurs shall be prorated as of the Effective Time on the basis of the personal property tax bills for the year 1999. Utility charges for the billing periods in which the Closing occurs will be apportioned between Buyer and Seller based on actual meter readings as of the Effective Time.

          (b) Buyer will be entitled to a credit against the Purchase Price for (i) the amount of all accrued but unpaid employee bonuses, vacation and holiday pay due as of the Effective Time to all employees of the Store hired by Buyer ("Transferred Employees"), (ii) the liability of Seller to make the Accrued Retirement Plan Contributions for the Transferred Employees assumed by Buyer under Section 1(d), in an amount determined as provided in that Section, and (iii) the amount of Tenant Receivables Liability assumed by Buyer under Section 1(d). For purposes of this Section 11(b), accrued employee bonuses, vacation and holiday pay for which Buyer will be entitled to a credit will be determined in accordance with GAAP, provided that in making such determination for purposes of this subsection
(iii) accrued employee vacation and holiday pay will include that which each Transferred Employee has earned but not used as of the Closing Date, as well as a pro-rata portion of that which each Transferred Employee has accrued through the Closing Date, even though such employee may not be entitled thereto unless he or she would have remained employed by the Seller for some additional time after the Closing Date, and the gross amount so determined will be reduced by the amount of accrued vacation pay that Transferred Employees will be assumed to forfeit, at a forfeiture rate consistent with the Business's past experience.

          (c) All costs and charges payable by or to Seller under any Assigned Contracts will be prorated as of the Effective
Time.

     12.  NONCOMPETITION.

          (a) Seller hereby covenants and agrees with Roundy's that during the five (5) year period following the Closing (the "Restricted Period"), it will not, directly or indirectly, as a principal, agent, owner, trustee, beneficiary, distributor, partner, co-venturer, shareholder or in any other capacity:

               (i) subject to subparagraphs (b)(ii) and (iii) below, own, operate, manage, join, finance, control, participate in the ownership, management, operation or control of, or acquire any securities of, or otherwise become associated with or provide assistance to any entity, business, activity or enterprise (other than Roundy's and its subsidiaries and affiliates, collectively referred to hereinafter as the "Roundy's Entities") which is engaged in the business of owning or operating one or more retail grocery stores having a total selling space (in any one store) of more than 10,000 square feet (a "Competing Business") anywhere within the State of Wisconsin;

               (ii) subject to subparagraphs (b)(ii) and (iii) below, own, operate, manage, join, finance, control, participate in the ownership, management, operation or control of, or acquire any securities of, or otherwise become associated with or provide assistance to any entity, firm, business, activity or enterprise (other than any of the Roundy's Entities) which is engaged in the business of owning or investing in real property that is leased to or otherwise occupied by a Competing Business (other than any of the Roundy's Entities) anywhere within the State of Wisconsin (a "Competing Real Estate Business"); or

               (iii) solicit or seek to cause any salaried employee of any of the Roundy's Entities (including Buyer) to terminate, curtail or otherwise modify his or her employment relationship with any of the Roundy's Entities for the purpose of entering into an employment or other relationship with Seller or with any entity, firm, business, activity or enterprise with which Seller is directly or indirectly affiliated, for the purpose of conducting a Competing Business or a Competing Real Estate Business.

          (b) Notwithstanding the provisions of Section 12(a) hereof:

               (i) Seller may acquire securities of any entity engaged in a Competing Business the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by such Seller immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired;

               (ii) Seller's interest in a Competing Real Estate Business shall not be deemed a breach or violation of
     Section 12(a) of this Agreement to the extent that the real estate owned by such business (A) is leased by such Competing Real Estate Business to any of the Roundy's Entities, (B) consists of the parcel of real estate owned by the Seller as the Closing Date at Calumet Avenue and Dewey Street in Manitowoc, Wisconsin, or (C) was leased by such Competing Real Estate Business to any of the Roundy's Entities at any time after the Effective Date and such lease was terminated either by the lessee, by the lessor as a result of a default thereunder by the lessee, or by the expiration of its term; and

               (iii)     Seller may develop and lease the
     property currently owned by it at South 27th Street and Ryan Road, Milwaukee, Wisconsin (the "27th Street Property"), to a Competing Business other than a Roundy's Entity, provided that, before entering into any such transaction with a Competing Business other than a Roundy's Entity Seller first provides Roundy's with notice thereof. Thereafter, Seller and Roundy's agree to negotiate in good faith for a period of fifteen days for the purpose of determining whether one of the Roundy's Entities has a bona fide, good faith interest in leasing or purchasing the 27th Street Property. If on the basis of such negotiations Seller determines in its good faith judgment that Roundy's does not have a bona fide interest in purchasing or leasing the 27th Street Property on terms that are likely to result in an agreement between Seller and Roundy's to that effect, then Seller may develop, sell and or lease the 27th Street Property to a Competing Business. If on the basis of such negotiations Seller determines in its good faith judgment that Roundy's does have a bona fide interest in purchasing or leasing the 27th Street Property on terms that are likely to result in an agreement between Seller and Roundy's to that effect, then Seller agrees to negotiate in good faith with Roundy's for an additional thirty day period toward a definitive agreement for such lease or sale. If at the end of such thirty day period Seller and a Roundy's Entity have not reached a definitive agreement with respect to such lease or sale, then Seller may develop, sell or lease the 27th Street Property to a Competing Business.

          (c)  Seller acknowledges and agrees that the
restrictions set forth in this Section 12 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of Roundy's. In the event that any provision of this Section 12 is determined to be invalid by any court of competent jurisdiction, the provisions of this Section 12 shall be deemed to have been amended and the parties will execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of this Section 12 so to render the terms of this Section 12 enforceable in all respects as so modified.

          (d) Seller acknowledges and agrees that irreparable injury will result to Roundy's in the event Seller breaches any covenant contained in this Section 12 and that the remedy at law for such breach will be inadequate. Therefore, if Seller engages or threatens to engage in any act in violation of the provisions of this Section 12, Roundy's shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions of this Section 12.

     13.  FURTHER ASSURANCES; BOOKS AND RECORDS.

          (a) From time to time after the Closing, Seller shall, without cost to Buyer, execute and deliver to or cause to be executed and delivered to Buyer such other and further transfer documents and instruments, and take such other action as Buyer may reasonably request to carry out more effectively the sale of the Purchased Assets contemplated by this Agreement and to protect Buyer's right, title and interest in and enjoyment of the Purchased Assets and the Business.

          (b) Following the Closing, for a period of five (5) years, Seller will preserve those of its books, records, files and other materials which are not part of the Purchased Assets hereunder but that relate to the operation of the Store and/or the Purchased Assets, and will make the same available to Buyer, during reasonable times and upon reasonable advance notice, for Buyer's inspection and copying, for purposes reasonably related to Buyer's operation of the Business and/or ownership of the Purchased Assets.

          (c) Buyer shall permit authorized representatives of Seller, at all reasonable times after the Closing, access to its records and accounts which relate to the Business and the Store for time periods prior to the Effective Time, for the purpose of obtaining any information necessary or desirable for the preparation and filing of any tax returns or other reports to any governmental agency for any period or for any other purpose reasonably related to the rights or obligations of the parties under this Agreement. Without limiting the generality of the foregoing, Buyer will furnish reasonable assistance to Seller in matters which pertain to accounts receivable, liabilities, obligations and contract or other rights and obligations retained by the Seller and not acquired or assumed by Buyer. If the Seller believes that information with respect to claims or liabilities asserted by or against the Seller is, or may be, available from records or other Purchased Assets acquired by Buyer or from former employees of Seller who have entered Buyer's employment, such cooperation will include, among other things, giving Seller the opportunity to inspect records and to consult with such employees, permitting Seller, after consultation with Buyer, to copy the records and giving such employees reasonable leave during working hours to meet with representatives of Seller, to furnish testimony or render other assistance to Seller.

     14.  EMPLOYEES.

          (a) Termination and Hiring. Seller shall terminate all of the employees employed by it at the Store immediately prior to the Effective Time. Buyer will offer reasonably equivalent employment to all of the Store level employees of Seller ("Store Employees"). Seller acknowledges that Buyer intends to hire none of the corporate office employees and other non-store level employees of Seller, and agrees that Seller will be solely responsible for (and indemnify Buyer against) any liability under any plant closing or similar law (including the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Section 2101, et. seq., and its Wisconsin counterpart) that may arise as a result of the failure of Buyer to hire any such corporate officer and non-store level employees or the termination of their employment by Seller. The employees of Seller hired by Buyer as of the Closing Date are referred to herein as "Transferred Employees."

          (b) Health Insurance. Contemporaneously with the Closing, the Transferred Employees will become participants in Buyer's employee group health insurance coverage, with no waiting period, no interruption in coverage and no exclusion for prior existing conditions.

          (c) Retirement Plans. Effective as of the Closing Date, the Seller shall cause the separate accounts of all Transferred Employees under the Seller's Profit Sharing and 401(k) Retirement Savings Plan (the "Seller's Plan") to be segregated from the other accounts of the Seller's Plan and transferred by a plan-to-plan transfer of all assets and liabilities of the separate accounts of all Transferred Employees to the Mega Marts, Inc. Profit Sharing 401(k) Plan ("Buyer's Plan") as soon as practicable after the Closing Date. The Seller, Roundy's and the Buyer agree to cooperate in the transfer of the Seller's Plan assets to Buyer's Plan, so that such transfer shall comply with Sections 401(a)(12) and 414(1) of the Code and that thereafter each Transferred Employee will have an account balance in Buyer's Plan equal to his or her account balance in the NDC Plan immediately before the transfer of assets.

     15.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

          (a) Survival. All representations and warranties of a party contained in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the Closing Date (regardless of any investigation by the other party to this Agreement) for a period of fifteen (15) months following the Closing, except for the representations and warranties contained in Subsections 6(a), (b), (c), and (h)(i), and Subsections 7(a),
(b) (c) and (e) which shall survive indefinitely, and those contained in Subsection 6(g) which shall survive until the expiration of the applicable statutes of limitations (the period of survival of any representation or warranty being referred to as its "Survival Period").

          (b) General. From and after the Closing, the parties shall indemnify each other as provided in this Section 15. The party seeking indemnification is sometimes referred to herein as the "Indemnified Party" and the party from which indemnification is sought is sometimes referred to as the "Indemnifying Party." The remedies provided in this Section 15 shall be cumulative and shall not preclude the assertion by either party hereto of any other rights or the seeking of any other remedies against the other party hereto.

          (c) Seller's Indemnification Covenants. Seller will indemnify Buyer and Roundy's and their affiliates and hold them harmless from and against any and all liabilities, demands, claims, suits, proceedings, actions or causes of action, assessments, losses, penalties, costs, damages and expenses, including reasonable attorneys' and expert witness fees (collectively, "Damages"), sustained or incurred by Buyer or Roundy's or their affiliates as a result of, arising out of or incidental to:

               (i)  any breach or inaccuracy of any
     representation or warranty made by Seller in this Agreement or in any certificate or other document or instrument delivered by Seller to Buyer or Roundy's in connection with the transactions contemplated hereby;

               (ii) any failure of Seller to comply with, or any breach or nonfulfillment by Seller of, any covenant of Seller set forth in this Agreement or in any certificate or other document or instrument delivered by Seller to Buyer or Roundy's in connection with the transactions contemplated hereby;

               (iii) any failure of Seller to timely pay, perform or discharge when due any liability or obligation of Seller (including, without limitation, any tax liabilities), except for the Contract Liabilities and Assumed Employee Accruals expressly assumed by Buyer hereunder;

               (iv) any failure of Seller to comply with the requirements of any bulk sales or bulk transfer law; and

               (v) any act or omission of Seller occurring prior to the Effective Time.

          (d) Buyer's Indemnification Covenants. Buyer and Roundy's, jointly and severally, will indemnify Seller for and hold it harmless from and against any and all liabilities, demands, claims, suits, proceedings, actions or causes of action, assessments, losses, penalties, costs, damages and expenses, including reasonable attorneys' and expert witness fees (collectively, "Damages"), sustained or incurred by Seller as a result of, arising out of or incidental to:

               (i)  any breach or inaccuracy of any
     representation or warranty made by Buyer or Roundy's in this Agreement or in any certificate or other document or instrument delivered by Buyer or Roundy's to Seller in connection with the transactions contemplated hereby;

               (ii) any failure of Buyer or Roundy's to comply with, or any breach or nonfulfillment by Buyer or Roundy's of any covenant of Buyer or Roundy's set forth in this Agreement or in any certificate or other document or instrument delivered by Buyer or Roundy's to Seller in connection with the transactions contemplated hereby; or

               (iii)     any failure of Buyer to timely pay,
     perform or discharge any of the liabilities of Seller expressly assumed by Buyer hereunder.

               (iv) any and all liabilities arising after the Effective Time and attributable to Buyer's conduct of the Business after the Effective Time.

          (e)  Claims for Indemnification.

               (i)  Promptly upon an Indemnified Party's
     obtaining knowledge of any facts causing it to believe that it has or will have a claim for indemnification against any Indemnifying Party or Parties hereunder, the Indemnified Party shall give written notice of such claim to the Indemnifying Party or Parties. Such written notice shall set forth the nature and (to the extent then known) the amount of Damages incurred by or threatened against the Indemnified Party. Notwithstanding the foregoing, the right of indemnification hereunder shall not be affected by any failure of the Indemnified Party to give or by its delay in giving such notice unless, and then only to the extent that, the rights of the Indemnifying Party are prejudiced as a result of such failure or delay.

               (ii) The Indemnified Party shall tender to the Indemnifying Party the defense of any claim, suit, proceeding, action or assessment brought by any third party (hereinafter "Third Party Claim"). Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such Third Party Claim within ten
     (10) days after the Indemnified Party's notice to the Indemnifying Party of the same shall be deemed a waiver by the Indemnifying Party of its right so to defend. If the Indemnifying Party assumes such defense, the obligations of the Indemnifying Party hereunder as to such Third Party Claim shall include taking all steps reasonably necessary in the defense or settlement thereof and holding the Indemnified Party harmless from and against any and all Damages sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to any settlement approved by the Indemnifying Party or any judgment in connection therewith. Legal counsel engaged by the Indemnifying Party to defend such claim shall be reasonably acceptable to the Indemnified Party. Except with the written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such Third Party Claim, shall not consent to the entry of any judgment against or adversely affecting the Indemnified Party (other than a judgment of dismissal on the merits and without costs) or enter into any settlement unless such settlement provides that the Indemnified Party is fully released by the third party as to such Third Party Claim.

               (iii)     If the Indemnifying Party does not
     assume the defense of any such Third Party Claim as provided herein, the Indemnified Party may defend against such Third Party Claim in such manner as the Indemnified Party deems advisable or appropriate and may settle such Third Party Claim or consent to the entry of judgment with respect thereto upon such terms as it deems advisable or appropriate, and in such event the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement or judgment and for any and all Damages sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to the defense or settlement of such Third Party Claim.

          (f) Time Limitations on Claims. An Indemnified Party shall not be entitled to indemnification pursuant to this Section 15 with respect to any claim for indemnification under subparagraph 15(c)(i) or Subparagraph 15(d)(i) unless written notice of such claim is given by the Indemnified Party to the Indemnifying Party within the applicable Survival Period.

          (g)  Indemnification Threshold and Cap.
Notwithstanding anything to the contrary herein and except as provided in Section 15(h): (i) any claim by an Indemnified Party against any Indemnifying Party under Sections 15(c)(i) or 15(d)(i) shall be payable by the Indemnifying Party only in the event and to the extent that the accumulated amount of all claims against such Indemnifying Party shall exceed the amount of Eighty One Thousand Dollars ($81,000) in the aggregate (the "Indemnification Threshold"); and (ii) the maximum amount for which an Indemnifying Party shall be obligated to provide indemnification hereunder shall not exceed Two Million Dollars ($2,000,000) (the "Indemnification Cap"). In applying the Indemnification Threshold and the Indemnification Cap, Buyer and Roundy's, on the one hand, and Seller, on the other hand, shall be considered to be one "Indemnifying Party." At such time as the aggregate amount of claims against an Indemnifying Party shall exceed the Indemnification Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all further claims beyond the Indemnification Threshold, subject to the Indemnification Cap.
          (h) Zero-Threshold Claims. Notwithstanding the preceding Section 15(g), the following categories of claims for indemnification ("Zero-Threshold Claims") shall not be subject to the Indemnification Threshold or the Indemnification Cap, but shall be payable on a dollar-for-dollar basis without any exclusion therefor or limitation thereon:

               (i)  any claims related to a breach of the
     representations and warranties contained in Subsections
     6(a), (b), (c), (h)(i), and (g) or Subsections 7(a), (b) and
     (c);

               (ii) any claims by either party against the other for payment or return of the Purchase Price or any portion thereof, including any adjustments to the Purchase Price payable under Section 4 or 5 hereof.

          (i) Tax Effect of Losses; Insurance. In determining the amount of any indemnification claim for purposes of this
Section 15 there shall be taken into account any income or other Tax benefit which the Indemnified Party may actually have received or be entitled to receive (if in the future, at its present value) as a result of the Damages forming the basis of such claim, and there shall also be taken into account any income or other Tax cost which the Indemnified Party would incur as a result of its receipt of any indemnification payment from the Indemnifying Party (including any such indemnification payment which the Indemnified Party would be entitled to receive but for the provisions of Section 15(g)).

          (j) Exclusive Remedy. The parties agree that, except as expressly provided herein, and except for claims for injunctive relief to enforce specifically the provisions of this Agreement, the rights of indemnification provided in this Section 15 shall be the sole and exclusive remedies of Buyer, Roundy's and Seller for any claim or cause of action arising out of or relating to the negotiation, execution, delivery, performance or breach of this Agreement (whether such claim or cause of action is based on breach of contract, misrepresentation, tort, violation of statute (including, but not limited to, Environmental Laws and securities laws and regulations) or otherwise).

     16. COUPONS. Buyer will not acquire hereunder any of the rights of Seller to be reimbursed for any coupons accepted by Seller from customers prior to the Effective Time, and Buyer does not assume hereunder (and Seller will hold Buyer harmless from) any liability of Seller relating to such coupons or the Seller's acceptance thereof.

     17.  MISCELLANEOUS PROVISIONS.

          (a) Seller's Transfer of This Agreement to its LLC. At the Closing, Seller intends to transfer this Agreement and substantially all of its other assets (except the tangible and intangible assets of the Tri City True Value Hardware Store and vehicles) to the Seller's LLC, and thereafter liquidate and dissolve, transferring ownership of the Seller's LLC to the NDC Shareholders. In consideration of Roundy's and Buyer's willingness to permit such assignment and liquidation without requiring the NDC Shareholders personally to become parties to this Agreement or guaranty the obligations of Seller hereunder, Seller represents, warrants and covenants as follows:

               (i) At the Closing, Seller will cause Seller's LLC to execute and deliver to Roundy's and Buyer an assumption of the obligations of the Seller hereunder, in form and substance reasonably satisfactory to Roundy's;

               (ii) Seller represents and warrants that the pro forma balance sheet of Seller's LLC that has been provided to Roundy's and Buyer ("Pro Forma Balance Sheet") fairly reflects in all material respects the assets, liabilities and financial condition of Seller's LLC as the same will exist immediately following the transactions contemplated by this Agreement and the susbsequent liquidation of Seller (the values of the assets of Seller's LLC indicated thereon being based on their current book value on Seller's books);

               (iii)     as of the Closing Date, the NDC
     Shareholders have no present plan or intention to liquidate or dissolve Seller's LLC or otherwise transfer any substantial portion of the assets reflected on the Pro Forma Balance Sheet to the NDC Shareholders or to any other entity owned or controlled by the NDC Shareholders, in such a manner as to diminish materially the net assets of Seller's LLC.

          (b) Waiver of Compliance. Any failure by any of the parties hereto to comply with any obligation, covenant or agreement or to fulfill any condition herein may be waived only by a written notice from the party entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right or any other right hereunder by that party.

          (c) Notices. Subject to Section 17(m)(ii) below, all notices and other communications required or permitted hereunder shall be deemed given if given in writing and delivered personally, by commercial delivery service, by courier or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested) fax, telex or postage fees prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the others in accordance with this Section 17(c) (provided, that written notice given in any other manner shall nonetheless be effective upon its actual receipt by the party entitled to receive it):

        If to the Seller, to:
                              NDC, Inc.
                              6312 South 27th Street
                              Oak Creek, WI 53154
                              Attention:

          with copies to:     Foley & Lardner
                              777 E. Wisconsin Avenue
                              Milwaukee, WI 53202
                              Attention:  Jeffrey J. Jones
                              Facsimile:  (414) 297-4900

                    and to:   Godfrey & Kahn, S.C.
                              780 N. Water Street
                              Milwaukee, WI 53202
                              Attention: Christopher Noyes
                              Facsimile: (414) 273-5198

          If to the Buyer or
          to Roundy's to:     Roundy's, Inc.
                              23000 Roundy Drive
                              Pewaukee, WI  53072
                              Attention:
                              Edward G.  Kitz, Vice President,
                              Secretary and Treasurer
                              Facsimile: (262)953-7989

               with a copy to:
                              Whyte Hirschboeck Dudek S.C.
                              111 East Wisconsin Avenue
                              Suite 2100
                              Milwaukee, WI  53202
                              Attention:  John F. Emanuel
                              Facsimile:  (414) 223-5000

     All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, confirmed answer back or other evidence of transmission.

          (c) Mill Shop. Seller and Buyer each acknowledge and agree that neither of such parties has any continuing liability or obligation to the other, whether pursuant to any written or oral contract, by course of dealing, or otherwise, with respect to the Seller's business known as the "mill shop." In particular, Buyer has no continuing obligation to use the services of the "mill shop," employ any of its personnel, or bear any of the costs of its operations.

          (d) Expenses. Each party hereto shall bear and pay its own expenses in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the Closing occurs hereunder. Without limiting the generality of the foregoing, Seller will be solely responsible for the payment of any fees or commissions due to any investment banker, financial advisor, attorneys or accountants or the like retained by Seller.

          (e) Public Announcements. No party hereto will issue any report, statement or release to the general public, to the trade, to the general or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby), relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties hereto.

          (f) Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations shall be assigned by any party hereto without the prior hereto written consent of the other parties, and any attempted assignment or transfer without such prior written consent shall be null and void.

          (g) No Third Party Beneficiary. Neither this Agreement nor any provision hereof, nor any statement, schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any person or entity other than the parties hereto and their respective successors and permitted assigns.

          (h) Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not intended to be a part of this Agreement and shall not be used in construing it.

          (i)  Entire Agreement; Modifications; Severability.
The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, written or oral, of the parties relating to the subject matter hereof. This Agreement may be amended or modified only by an instrument signed by the parties or their duly authorized agents. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.


          (j) Definition of Knowledge. With respect to the representations and warranties of the Seller set forth herein which are made subject to the qualification "to the Knowledge of" the Seller, the Seller shall be deemed to have Knowledge of (i) any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to any of the President, Chief Financial Officer, Secretary or any Vice President of Seller (the latter being referred to collectively as "Seller's Officers"); and (ii) any matter, fact or thing which reasonably should be known by any of Seller's Officers after "due inquiry" by such person, taking into account any and all roles or positions which such person may hold and any and all duties and responsibilities he or she may have vis-a-vis Seller and the Business; for this purpose, "due inquiry" shall include (but not necessarily be limited to) a review of the accounting and financial records and books of account of Seller; a review of Seller's regularly maintained files and records relating to its assets, liabilities, and business; a review of the minute books and stock records of Seller; a visual inspection of Seller's real property and tangible personal property; and an inquiry of the attorneys, accountants, and similar professionals retained or engaged by Seller at any time within the preceding two (2) years.

          (k) Definition of Material Adverse Effect. The term "Material Adverse Effect" as used in this Agreement shall mean an effect that is materially adverse to the business, financial condition or results of operations of Seller (or the Buyer and its subsidiaries, as the case may be); provided, that any impairment of Seller's ability to conduct continuously any material aspect of the Business will be deemed to constitute a Material Adverse Effect.

          (l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (m) Governing Law . The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to principles of conflicts of law thereunder.

          (n) Exclusive Jurisdiction. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any Federal or state court within Milwaukee or Waukesha County, State of Wisconsin, and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts with respect to any such action or proceeding, for such party's heirs, beneficiaries remaindermen, personal representatives, executors, administrators, fiduciaries and permitted assigns and in respect of such party's properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction under the constitution or laws of the State of Wisconsin or the Constitution or laws of the United States of America or otherwise.

          (o) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH THIS AGREEMENT OR ANY DISPUTE OR CONTROVERSY HEREUNDER OR THE TRANSACTIONS THAT ARE THE SUBJECT HEREOF.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SELLER:                         BUYER:
NDC, INC.                       MEGA MARTS, INC.


By:                             By:
____________________________,   ___________________________

_______________, President      Edward G. Kitz, Vice President

                                ROUNDY'S:
                                ROUNDY'S, INC.


                                By:
                                ___________________________
                                Edward G. Kitz, Vice-President,
                                Secretary, Treasurer

EXHIBITS


                    Exhibit 1(e)        New Lease
                    Exhibit 1(e)(i)     Landlord's Consent

THE ABOVE-DESCRIBED EXHIBITS AND SCHEDULES, AND THE DISCLOSURE SCHEDULE TO THIS AGREEMENT, ARE OMITTED FROM THIS FILING PURSUANT
TO ITEM 601(b)(1) OF REGULATION S-K. THE REGISTRANT, ROUNDY'S,INC., HEREBY AGREES TO FURNISH A COPY OF SUCH EXHIBITS AND SCHEDULES TO THE COMMISSION UPON REQUEST.